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                                                                         5-24-94
                                                                Adopted:  6-8-94
                                                              Effective:  8-1-94
                                                                 Amended 4-10-96
                                                                 Amended 9-11-96


                            DAYTON HUDSON CORPORATION
                           DEFERRED COMPENSATION PLAN
                             SENIOR MANAGEMENT GROUP

                                    ARTICLE 1
                                     PURPOSE


     The purpose of this Deferred Compensation Plan (the "Plan") is to provide a means whereby Dayton Hudson Corporation (the "Company") may afford financial security to a select group of employees who are in the Senior Management Group of the Company and its subsidiaries and who have rendered and continue to render valuable services to the Company or its subsidiaries and who make an important contribution towards the Company's continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.


                                    ARTICLE 2
                       DEFINITIONS AND CERTAIN PROVISIONS


     BENEFICIARY. "Beneficiary" means the person or persons designated as such in accordance with Article 6.

     BENEFIT DEFERRAL PERIOD. "Benefit Deferral Period" means that period of one (1) or four (4) Plan Years as determined pursuant to Article 4 over which a Participant defers a portion of such Participant's Earnings.

     COMMITTEE. "Committee" means the plan administration committee appointed to administer the Plan pursuant to Article 3.

     CUMULATIVE DEFERRAL AMOUNT. "Cumulative Deferral Amount" means the total cumulative amount by which a Participant's Earnings must be reduced over the period prescribed in Section 4.1. If for a Plan Year a Matching Allocation for an Employee who is a member of the Senior Management Group of the Company pursuant to the Dayton Hudson Corporation Supplemental Retirement, Savings and Employee Stock Ownership Plan ("SRSP") cannot be made because the Before Tax Deposits or After Tax Deposits elected by the Employee are reduced to comply with the provisions of the SRSP, "Cumulative Deferral Amount" also includes the amount of the Matching Allocation that cannot be made.


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     DECLARED RATE.  "Declared Rate" means with respect to any Plan Year the applicable rate announced in advance by the Committee for such Plan Year. Under no circumstances shall the minimum rate be less than twelve percent (12%) per annum and the maximum rate shall not exceed twenty percent (20%) per annum. The rate to be announced, subject to the minimum and maximum percentages referenced above, shall be a calculated rate using the following formula:

     Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. or its successor (or if said index is no longer available, its successor index, or if no successor index exists, such other index as selected by the Committee as most closely replicates the measure produced by said Moody index) for the month of June for the year preceding the subject Plan Year to which the Declared Rate shall apply, said rate of return to be rounded to the nearest .10% of said reported rate, to which percentage rate shall be added six (6) percentage points (e.g. an index of 7.16% rounded to 7.20% plus 6% equals a 13.2% "Declared Rate"). PROVIDED HOWEVER, if any tax or insurance change shall occur which in the reasoned judgment of the Committee shall have an ongoing adverse economic effect on the underlying COLI financing assumptions related to the Plan, then the Committee may adjust said Declared Rate to reflect such adverse economic impact but in no event below the twelve percent (12%) minimum referenced in the first paragraph hereof.

     DEFERRAL ACCOUNT. "Deferral Account" means the account maintained on the books of account of the Company pursuant to Section 4.4.

     EARLY RETIREMENT. "Early Retirement" means the termination of a Participant's employment with the Employer for a reason other than death on or after the date the Participant attains age 55.

     EARNINGS. "Earnings" means the base pay and incentive pay paid to a Participant by the Company or a subsidiary, excluding car and other allowances and other cash and non-cash compensation.

     ELIGIBLE EMPLOYEE. "Eligible Employee" means each Employee in the Senior Management Group of the Company who executes an Enrollment Agreement to participate in the Plan.

     EMPLOYEE. "Employee" means any person employed by the Employer on a regular full-time salaried basis, including officers of the Employer.

     EMPLOYER. "Employer" means the Company and any of its wholly owned subsidiaries.

     ENROLLMENT AGREEMENT. "Enrollment Agreement" means the written agreement entered into by the Employer and an Eligible Employee pursuant to which the Eligible Employee becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

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     NORMAL RETIREMENT.  "Normal Retirement" means the termination of a
Participant's employment with the Employer for reasons other than death on or after the date the Participant attains age 65.

     PARTICIPANT. "Participant" means an Eligible Employee who has filed a completed and executed Enrollment Agreement or authorization form with the Committee and is participating in the Plan in accordance with the provisions of
Article 4. "Participant" also means an Employee who is a member of the Senior Management Group of the Company who has a Cumulative Deferral Amount based on Matching Allocation that could not be made to the SRSP.

     PLAN YEAR. "Plan Year" means the calendar year beginning January 1 and ending December 31.


                                    ARTICLE 3
                           ADMINISTRATION OF THE PLAN


          A Committee shall be appointed by the Chief Executive Officer of the Company to administer the Plan and to establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Interpretations of the Plan by the Committee shall be conclusive. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant.


                                    ARTICLE 4
                                  PARTICIPATION


          4.1 ELECTION TO PARTICIPATE. Any Employee who is a member of the Senior Management Group of the Company may enroll in the Plan by filing a completed and fully executed Enrollment Agreement or authorization form with the Committee. Pursuant to said Enrollment Agreement or authorization form, the Employee shall irrevocably designate a dollar amount by which the aggregate Earnings of such Participant would be reduced over one (1) or four (4) Plan Years next following the execution of the Enrollment Agreement (the "Benefit Deferral Period"), provided, however, that:

               (a) MINIMUM DEFERRAL. The reduction for any Plan Year shall not be less than Five Thousand Dollars ($5,000.00)

               (b)  REDUCTION IN EARNINGS.

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                    (i)  IN GENERAL.  Except as otherwise provided in this
          Section 4.1, the Earnings of the Participant for each of the Plan Years in the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year.

                    (ii) ACCELERATED REDUCTION. A Participant may elect in a written notice with the consent of the Committee to increase the amount of the reduction of Earnings otherwise provided for by Section 4.1(b)(i) for any of the Plan Years remaining in the Benefit Deferral Period, provided, however, that any such increase in the reduction of Earnings for any remaining Plan Years in the Benefit Deferral Period shall not increase the Cumulative Deferral Amount, but shall act to shorten the length of the Benefit Deferral Period.

               (c) MAXIMUM REDUCTION IN EARNINGS. A Participant may not elect a Cumulative Deferral Amount or an increase in reduction of Earnings pursuant to Section 4.1(b)(ii), or any combination of the two, that would cause the aggregate total reduction in Earnings in any Plan Year to exceed twenty-five percent (25%) of the base pay and one hundred percent (100%) of the incentive pay payable during such Plan Year up to a total of $250,000 per year plus the amount of any payout made pursuant to Section 5.4, or such greater percent of base pay and/or incentive pay or greater total amount as the Committee may permit in its sole discretion. In the event that a Participant elects a Cumulative Deferral Amount or increase in reduction of Earnings that would violate the limitation described in this paragraph (c), the election shall be valid except that the Cumulative Deferral Amount or increase in reduction of Earnings so elected shall automatically be reduced to comply with such limitation, whichever is most appropriate in the sole discretion of the Committee.

          4.2 DEFERRAL ACCOUNTS. The Committee shall establish and maintain a separate Deferral Account for each Participant. The amount by which a Participant's Earnings are reduced pursuant to Section 4.1 shall be credited by the Employer to the Participant's Deferral Account on the fifteenth (15th) day of the month in which such Earnings would otherwise have been paid. The Participant's Deferral Account shall be credited with the annual SRSP lost Matching Allocation on January 15 following the year of the lost Matching Allocation. Such Deferral Account shall be debited by the amount of any payments made by the Employer to the Participant or the Participant's Beneficiary pursuant to this Plan.

               (a) NORMAL AND EARLY RETIREMENT INTEREST. Each Deferral Account of a Participant who attains Normal or Early Retirement shall be deemed to bear interest from the date such Deferral Account was established through the date of commencement of payment of the Normal or Early Retirement Benefit at a rate equal to the Declared Rate which is announced by the Committee for each Plan Year, compounded annually, on the balance from month-to-month in such Deferral Account. Following the date of commencement of payment of the Normal or Early Retirement Benefit, a Participant's Deferral Account shall be deemed to bear interest on the balance of such Deferral Account from month to month at a rate equal to the Declared Rate, compounded annually.

                                        4

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               (b)  OTHER INTEREST.  In the case of any termination of a
     Participant's employment with the Employer other than by Normal or Early Retirement or upon the Participant's termination of enrollment in this Plan pursuant to Section 5.2(b), the Participant's Deferral Account shall be deemed to bear interest from the date such Deferral Account was established through the date of the earlier of termination of employment or termination of enrollment in this Plan on the balance from month-to-month in such Deferral Account at a rate equal to ten percent (10%) per annum, compounded annually, provided, however, that if more than five (5) years have elapsed since the first day of the Benefit Deferral Period, the Participant's Deferral Account shall be deemed to bear interest from the date such Deferral Account was established through the date of the earlier of termination of employment or termination of enrollment in this Plan on the balance from month-to-month in such Deferral Account at a rate equal to the Declared Rate which is announced by the Committee for each Plan Year, compounded annually. Following the earlier of the date of commencement of payment of the Termination Benefit or the date of termination of enrollment in this Plan, a Participant's Deferral Account shall be deemed to bear interest on the balance in such Deferral Account from month-to-month at a rate equal to twelve percent (12%) per annum, compounded annually.

          4.3 ROLLOVER DEFERRED COMPENSATION ACCOUNT. In its sole discretion, the Committee may permit a Participant to make a special rollover election to transfer any amounts which were previously deferred under the Company's existing deferred compensation plans to this Plan.

               In such event, the Committee shall establish and maintain a separate Rollover Deferral Account for each Participant who makes a rollover transfer to this Plan. Such Rollover Deferral Account shall be deemed to bear interest at the same rate and subject to the same conditions as other Deferral Accounts pursuant to Section 4.2. Each Participant who makes a rollover transfer to a Rollover Deferral Account shall be treated for purposes of determining benefits under the Plan as having a separate Cumulative Deferral Amount and Deferral Account which shall initially be in the amount of the rollover transfer. A Participant who makes a rollover transfer shall be deemed to waive all rights under the Company's existing deferred compensation plans from which rollover transfers are made with respect to the amounts transferred to this Plan, including the right to make elections regarding the time or manner of payment as permitted thereunder. Rollover transfers shall be subject to the minimum deferral amount set forth in Section 4.1(a), but shall not be subject to any maximum deferral limitation.

          4.4 VALUATION OF ACCOUNTS. The value of a Deferral Account as of any date shall equal the amounts theretofore credited to such account less any payments debited to such account plus the interest deemed to be earned on such account in accordance with Section 4.2. Interest shall be credited monthly on the fifteenth (15th) day of each month.

          4.5 STATEMENT OF ACCOUNTS. The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in his Deferral Account.

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                                    ARTICLE 5
                                    BENEFITS


          5.1 NORMAL OR EARLY RETIREMENT. Upon Normal or Early Retirement, the payment of benefits shall commence on the first day of the month following retirement, or following such later date which the Participant elected in his Enrollment Agreement (including any authorization form). A Participant may elect in his Enrollment Agreement (including any authorization form) to have payments commence from one (1) to ten (10) years following retirement, but not later than age 65 (or five (5) years after the first day of the Benefit Deferral Period, if later).

               (a) SINGLE PARTICIPANT. In the case of a Participant who is single when payments commence, the Employer shall pay to the Participant an amount each month for the life of the Participant, but not less than one hundred eighty (180) months. The payments shall be the actuarial equivalent of the aggregate of the Participant's Deferral Account at the time payments commence and the interest that will accrue on the unpaid balance in such Deferral Account during the payment period pursuant to
     Section 4.2(a). The monthly amount of payments will be redetermined annually to reflect the changes in the Declared Rate.

               (b) MARRIED PARTICIPANT. In the case of a Participant who is married when payments commence, the Employer shall make actuarially reduced monthly payments to the Participant for his life and thereafter, if the Participant is survived by a spouse who was married to the Participant when Normal or Early Retirement Benefit payments commenced, shall continue to make monthly payments to the Participant's spouse for her life, with payments to be made for an aggregate period of not less than one hundred eighty (180) months. The payments shall be the actuarial equivalent of the payments which would be made to the Participant pursuant to Section 5.1(a) if he were single. The monthly amount of payments will be redetermined annually to reflect changes in the Declared Rate.

          5.2  TERMINATION BENEFIT.

               (a) TERMINATIONS OF EMPLOYMENT. If a Participant shall cease to be an Employee for any reason other than death or Normal or Early Retirement or Certain Terminations of Employment under Section 5.2(b), the Employer shall pay to the Participant in one lump sum an amount (the "Termination Benefit") equal to the value of the Deferral Account as of the date of payment and such Participant shall be entitled to no further benefits under this Plan, provided, however, at the sole discretion of the Committee, no lump sum shall be payable and, instead, the Employer shall pay to the Participant an equal amount each month for a period not to exceed forty-eight (48) months beginning on the first day of the month next following the date of termination of employment, the sum of which payments shall equal (a) the value as of the date of termination of employment of the Deferral Account, plus (b) the interest that will accrue on the unpaid balance in such Deferral Account during such period at the rate of twelve percent (12%) per annum, compounded annually. Upon termination of employment the Participant shall immediately cease to be eligible for any benefits under the

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     Plan other than the Termination Benefit.  No other benefit shall be payable to either the Participant or any Beneficiary of such Participant.

               (b) CERTAIN TERMINATIONS OF EMPLOYMENT. If a Participant shall cease to be an Employee for any reason other than death or Normal or Early Retirement and shall be at least age 50, have worked for the Company for at least 10 years and has received an ICP Contract under the Company's Income Continuance Policy that is signed by Participant and Company and not rescinded, the payment of benefits shall commence on the first day of the month following termination, or following such later date which the Participant elected in his Enrollment Agreement (including any authorization form). A Participant may elect in his Enrollment Agreement (including any authorization form) to have payments commence from one (1) to ten (10) years following retirement, but not later than age 65 (or five
     (5) years after the first day of the Benefit Deferral Period, if later).

                    (i) SINGLE PARTICIPANT. In the case of a Participant who is single when payments commence, the Employer shall pay to the Participant an amount each month for the life of the Participant, but not less than one hundred eighty (180) months. The payments shall be the actuarial equivalent of the aggregate of the Participant's Deferral Account at the time payments commence and the interest that will accrue on the unpaid balance in such Deferral Account during the payment period pursuant to Section 4.2(a). The monthly amount of payments will be redetermined annually to reflect changes in the Declared Rate.

                    (ii) MARRIED PARTICIPANT. In the case of a Participant who is married when payments commence, the Employer shall make actuarially reduced monthly payments to the Participant for his life and thereafter, if the Participant is survived by a spouse who was married to the Participant when Normal or Early Retirement Benefit payments commenced, shall continue to make monthly payments to the Participant's spouse for her life, with payments to be made for an aggregate period of not less than one hundred eighty (180) months.
          The payments shall be the actuarial equivalent of the payments which would be made to the Participant pursuant to Section 5.1(a) if he were single. The monthly amount of payments will be redetermined annually to reflect changes in the Declared Rate.


               (c) TERMINATION OF ENROLLMENT IN PLAN. With the written consent of the Committee, a Participant may terminate his enrollment in the Plan by filing with the Committee a written request to terminate enrollment. The Committee will consent to the termination of a Participant's enrollment in the Plan in the event of an unforeseeable financial emergency of the Participant. An unforeseeable financial emergency shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon termination of enrollment, no further reductions shall be made in the Participant's Earnings pursuant to his Enrollment Agreement, and the

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     Participant shall immediately cease to be eligible for any benefits under the Plan other than the Termination Benefit. No other benefit shall be payable to either the Participant or any Beneficiary of such Participant. In its sole discretion, the Committee may pay the Termination Benefit on a date earlier than the Participant's termination of employment with the Employer, in which event the Termination Benefit shall be calculated as if the Participant had terminated employment with the Employer on the date of such payment. Following termination of enrollment in the Plan, a Participant's Deferral Account shall be deemed to bear interest on the balance in such Deferral Account from month-to-month at a rate equal to twelve percent (12%) per annum, compounded annually.

         5.3   LUMP SUM ELECTION.  Other provisions of Section 5.1 and Section
5.2 notwithstanding, if a Participant in his Enrollment Agreement (including any authorization form) has elected a lump sum payment to be made after his retirement, the amount of his Deferral Account (including interest) for the Benefit Deferral Period covered by that Agreement shall be paid to the Participant in a lump sum at the time specified in that Agreement.

         5.4 EARLY PAYMENT OPTION. The Employer shall pay to the Participant, if he is an Employee of the Company, the amount by which the Participant's Earnings were reduced in any Plan Year pursuant to Section 4.1 during the eighth
(8th) year following the Plan Year ("Early Payment"), provided that such amount has not previously been paid out under other provisions of the Plan. Such Early Payment shall not include any interest credited to the Participant's Deferral Account pursuant to Section 4.2. Notwithstanding any other provisions of this Plan, the Participant may elect prior to the beginning of any year in which such an Early Payment will be made to him to reduce his Earnings during the year in which such Early Payment is made by an amount equal to the Early Payment. An Early Payment shall not result in any change in the Survivor Benefits payable pursuant to Section 5.5, other than as a result of the reduction in the Participant's Cumulative Deferral Account and Deferral Account balance by the amount of the Early Payment.

          5.5  SURVIVOR BENEFITS.

               (a) If a Participant dies while employed with an Employer prior to Early or Normal Retirement, the Employer will pay to the Participant's Beneficiary an annual benefit for the greater of:

                   (i)  ten (10) years, or

                   (ii) until the Participant would otherwise have attained age 65,

     equal to fifty percent (50%) of the Cumulative Deferral Amount. However, if the Committee determines that a distribution of the Participant's Deferral Account would produce a greater benefit, such Deferral Account balance shall be paid to the Participant's Beneficiary in equal annual installments over the same period as specified above based on crediting the balance from month-to-month in such Deferral Account at a rate equal to twelve percent (12%) per annum, compounded annually.

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               (b) If a Participant dies after Early or Normal Retirement, but prior to commencement of payment of any Early or Normal Retirement Benefit under the Plan, the Employer will pay to the Participant's Beneficiary the benefit that such Participant would have received had the Participant retired on the day prior to such Participant's death, provided, however, that if the present value of the benefit described in this Section 5.5(b) is less than the present value of the benefit described in Section 5.5(a), using in each case twelve percent (12%) as the discount factor, then the Beneficiary described in this Section 5.5(b) shall receive the benefit described in Section 5.5(a) and not the benefit described in this Section 5.5(b).

               (c) If a Participant (who was unmarried at the commencement of the payment of any Early or Normal Retirement Benefit, or whose spouse who was married to the Participant at the time of commencement of payment of any Early or Normal Retirement Benefit predeceases the Participant) dies after the commencement of the payment of any Early or Normal Retirement Benefit, the Employer will pay to the Participant's Beneficiary the remaining installments of any such benefit for the balance of the one hundred eighty (180) months minimum payment period. If a spouse who was married to the Participant at the time of commencement of payment of the Early or Normal Retirement Benefit survives beyond such one hundred eighty
     (180) months minimum payment period, payments shall continue to be made to the spouse until the spouse's death. If the spouse who was married to the Participant at the time of commencement of payment of the Early or Normal Retirement Benefit survives the Participant, but does not survive past the one hundred eighty (180) months minimum payment period, the Employer will pay to the Participant's Beneficiary the remaining installments of any such benefit for the balance of the one hundred eighty (180) months minimum payment period. In computing any benefits to be paid following the Participant's death pursuant to this paragraph (c), the Participant's Deferral Account shall be deemed to bear interest following the Participant's death on the balance in such Deferral Account from month-to-month at a rate equal to the Declared Rate, compounded annually.

               (d) If a Participant, who does not receive a lump sum Termination Benefit, dies prior to the time he has received the forty-eight (48) months payments referred to in Section 5.2(a), the remaining payments for such 48 month period shall be paid to the Participant's Beneficiary.

               (e) Notwithstanding other provisions of the Plan, if the Beneficiary is not a spouse, the present value of the installments shall be paid as soon as administratively feasible after the death of the Participant. The interest rate used to compute the present value shall be the average of the Declared Rate for the Plan Year in which the Participant dies and twelve percent (12%).

               (f) Solely for purposes of this Section 5.5, a Participant who has a Certain Termination of Employment as defined in Section 5.2(b) shall be deemed to have had an Early Retirement and the benefit payable under
     Section 5.2(b) shall be deemed to be an Early Retirement Benefit.

          5.6 SMALL BENEFIT. In the event that the Committee determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Committee may pay the benefit in the form of a lump sum, notwithstanding any provision of this
Article 5 to the contrary. Such lump sum shall be computed as the net present value of the benefit otherwise payable using a twelve percent (12%) per annum discount factor.

          5.7 WITHHOLDING. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

          5.8 LUMP SUM PAYOUT OPTION. Notwithstanding any other provisions of the Plan, at any time after retirement, but not later than ten (10) years after retirement of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 50% or 100% of the balance of his Deferral Account, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent (8%) of the amount of his Deferral Account he elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. Such election, if not 100%, may be made only twice. If less than 100% of his Deferral Account is paid out, the remainder of his Deferral Account will be paid in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Committee determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at ten percent (10%) for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

                                    ARTICLE 6
                             BENEFICIARY DESIGNATION


          Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee.

          The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such

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

designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse had previously been designated as Beneficiary. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

          If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Committee shall direct the distribution of such benefits to the Participant's estate.


                                    ARTICLE 7
                        AMENDMENT AND TERMINATION OF PLAN

     7.1 AMENDMENT. The Board of Directors of the Company may at any time amend the Plan , in whole or in part for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals (excluding from such power to terminate future deferrals those future deferrals provided for in Section 5.4 EARLY PAYOUT OPTION); provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.

     7.2 AUTOMATIC TERMINATION OF PLAN. The Plan shall terminate only under the following circumstances. The Plan shall automatically terminate upon (a) a determination by the Company that a final decision of a court of competent jurisdiction or the U. S. Department of Labor holding that the Plan is not maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees," and therefore is subject to Parts 2, 3 and 4 of Title I of ERISA, would require that the Plan be funded and would result in immediate taxation to Participants of their vested Plan benefits, or (b) a determination by the Company that a final decision of a court of competent jurisdiction has declared that the Participants under the Plan are in constructive receipt under the Internal Revenue Code of their vested Plan benefits.

     7.3  PAYMENTS UPON AUTOMATIC TERMINATION.  Upon any Plan termination under
Section 7.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. The Employer will pay all Participants the value of each Participant's Deferral Accounts in a lump sum, determined as if each Participant had a Termination of Employment on the date of such termination of the Plan as provided under Section 5.2(a) hereof.


                                    ARTICLE 8
                                  MISCELLANEOUS

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

           8.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer ("Policies"). Such Policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

           8.2 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

           8.3 EMPLOYMENT NOT GUARANTEED. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Employer.

           8.4 PROTECTIVE PROVISIONS. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant's participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan, provided, that in the Employer's sole discretion, benefits may be payable in an amount reduced to compensate the Employer for any loss, cost, damage or expense suffered or incurred by the Employer as a result in any way of such misstatement or nondisclosure.

           8.5 GENDER, SINGULAR AND PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

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

           8.6 CAPTIONS. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

           8.7 VALIDITY. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

           8.8 NOTICE. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the President of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

           8.9 APPLICABLE LAW. This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.

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